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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number   0-18691
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                            North Coast Energy, Inc.
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               (Exact name of registrant as specified in charter)

1993 Case Parkway, Twinsburg, Ohio  44087-2343            (330) 425-2330
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Series B Cumulative Convertible Preferred Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

Common Stock, $0.01 par value, Series A 6% Convertible Non-Cumulative Preferred
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Stock, $0.01 par value, and Warrants to Purchase Common Stock, $0.01 par value
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(i)   [ ]
            Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                                         Rule 15d-6   [ ]

         Approximate number of holders of record as of the certification
         or notice date:                                                   0
                                                                        -------

         Pursuant to the requirements of the Securities Exchange Act of 1934, North Coast Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       April 1, 2003                       By:    /s/ Dean A. Swift
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                                                       Dean A. Swift, Secretary